EXHIBIT 21.1

List of Subsidiaries of Ratexchange Corporation

Ratexchange 1, Inc., Delaware (active)

RTX Securities Corporation, California (active)

Xpit Corporation, Delaware (dissolved)

RMG Partners Corporation, Delaware (sold)